Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-102882, 333-104768, 333-70450, 333-70452, 333-123558, 333-150142, 333-166981 and 333-205935 on Form S-8 of our reports dated February 19, 2016 relating to the consolidated financial statements of IDEX Corporation and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update 2015-17 “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

Chicago, IL
February 19, 2016